EXHIBIT 99


              PEOPLES HERITAGE RECEIVES REGULATORY APPROVALS
                            FOR BANKNORTH MERGER

    Portland, Maine--April 24, 2000--Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) announced today that it has received all regulatory approvals to acquire Banknorth Group, Inc. (NASDAQ:BKNG) and will finalize the acquisition on or about May 9, 2000.

    "This is an important step in the development of our Company," said William J. Ryan, Chairman, President and Chief Executive Officer. "This merger enhances our Massachusetts and New Hampshire franchises and provides us the second largest deposit market share in Vermont to complement our leading market shares in Maine and New Hampshire. We also gain entry into upstate New York."

    Following the completion of the merger, Peoples Heritage, even though it is the surviving entity, will take on the Banknorth name at the holding company level and its trading symbol. The Company will continue to be headquartered in Portland, Maine and will have total assets of approximately $18.4 billion.

    "We believe the Banknorth name better reflects the Company we have become with affiliate banks in all the New England states except Rhode Island and into upstate New York," said William J. Ryan. "We also think the Banknorth name better reflects the commercial banking company we have become with strong ties to our communities."

    The combined Company will operate Peoples Heritage Bank in Maine, Bank of New Hampshire NA (including Farmington National Bank), First Massachusetts Bank NA (including the current Family/SIS Bank), GBT in Connecticut (the former Glastonbury Bank & Trust), a division of First Massachusetts Bank, Evergreen Bank NA in New York, and Howard Bank NA (in combination with the former Granite Savings Bank & Trust Co.), Franklin Lamoille Bank NA and First Vermont Bank & Trust Co. NA in Vermont, and Stratevest NA, a specialty bank which will handle the combined Company's trust operations. With the exception of Peoples Heritage Bank, a Maine-chartered bank which plans to convert to a national bank at a later date, all of the combined company's banking subsidiaries will be national banks when the merger closes.


    CONTACT:    Peoples Heritage Bank
                Brian Arsenault
                207 761-8517





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